Exhibit 2.8
PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) OF REGULATION S-K BECAUSE THEY (i) ARE NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY TO THE COMMISSION AN UNREDACTED COPY OF THIS EXHIBIT UPON REQUEST.

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
FOR REAL PROPERTY

    This First Amendment to Purchase and Sale Agreement (this “First Amendment”) is entered into as of December 13, 2022 (the “Effective Date”) by and between JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation, and JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation, for and to the extent of its Separate Account No. 112 (collectively, “Seller”), and RAYONIER OPERATING COMPANY LLC, a Delaware limited liability company ( “Purchaser”).

RECITALS

    WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated November 2, 2022 (the “Agreement”) providing for the purchase and sale of certain real property located in Conecuh, Covington, Crenshaw and Monroe Counties, Alabama, Hardin, Jasper, Newton, Polk and Tyler Counties, Texas, Appling and Wayne Counties, Georgia, and certain leasehold interests in property located in Crisp, Turner and Worth Counties, Georgia that it wishes to sell, assign, transfer or convey, together with certain timber and other assets, inventory and rights under certain continuing leases, contracts and other agreements (such sale being referred to by Seller as “Project Dionysus”); and
    WHEREAS, the Parties mutually desire to remove the Leased Timberlands and the assignment of the Aultman Lease from Project Dionysus and the Agreement, subject to the terms specified herein ; and
    WHEREAS, Seller and Purchaser have agreed to amend the Agreement as set forth herein; and
    WHEREAS, all defined terms shall have the meaning set forth herein, or if not defined in this First Amendment, they shall have the meaning set forth in the Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree to amend the Agreement as follows:
Article I.    Property
Section 1.1.     Property.
    Notwithstanding anything to the contrary set forth in the Agreement, the Parties hereby agree (i) the Leased Timberlands, Timberland Lease and Aultman Lease are removed in every respect and reference from the Agreement (including, but not limited to, any reference in the Agreement, Exhibits or Schedules to McIntosh) and the definition of the Property shall exclude in every respect the Leased Timberlands, (ii) Purchaser shall have no further right, title or interest in, under or to the Leased Timberlands, the Timberland Lease or the Aultman Lease, and (iii) the Transaction shall be conducted and closed pursuant to the terms of the Agreement and this Amendment.

Section 1.2.     Purchase Price; Bonus Payment.
Section 1.4 of the Agreement is hereby amended as follows:
(a)    Purchase Price. The aggregate Purchase Price payable by Purchaser to Seller in consideration for the Property shall be the sum of Four Hundred Twenty-Two Million and 00/100 Dollars ($422,000,000.00), subject to adjustment as provided in the Agreement (the “Purchase Price”).
(b)    Bonus Payment. If the Closing occurs, Purchaser shall pay to Seller a bonus payment at the Closing in the amount of 2.5% of the Purchase Price (the “Bonus Payment”), and prior to the Closing, the parties shall cooperate to proportionally allocate the Bonus Payment across the Property. The Purchase Price plus the Bonus Payment shall be defined herein as the “Final Purchase Price.”
Section 1.3.    Closing.
Section 2.1 of the Agreement is hereby amended as follows:
    The closing of the Transaction contemplated by this First Amendment and the Agreement (the “Closing”) shall take place, subject to the satisfaction, or waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article IX of the Agreement, as modified by this First Amendment, at the offices of the Title Company, in Atlanta, Georgia, at 10:00 a.m., local time, on [****] in accordance with this First Amendment and the Agreement or at such other time and date as the Parties shall agree in writing (the date on which the Closing occurs, the “Closing Date”). Upon completion of the Closing, the transactions contemplated by the Agreement and this First Amendment shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).
Section 1.4    Timberlands Closing Deliveries.
Section 2.2(a) of the Agreement is hereby amended as follows:
The Seller closing deliveries for the Closing are hereby revised to delete Section 2.2(a)(v), 2.2(a)(vi) and 2.2(a)(xviii).
Section 1.5    Representations and Warranties.
Section 5.10 of the Agreement and Schedule 5.10 of the Agreement are hereby amended to delete in its entirety Section 5.10 and Schedule 5.10.
Section 1.6    Estoppel Certificate.
Section 8.5 of the Agreement and all references in the Agreement to Estoppel Certificate are hereby deleted.

Section 1.7     Survival.
Section 10.1 of the Agreement is hereby amended in all instances as to the Property as follows:
For the avoidance of doubt, the Aultman Lease Indemnity Period is hereby deleted, and the Applicable Indemnity Period shall mean the [****] Indemnity Period.
Section 1.8    Indemnification Cap.
Section 10.5(c)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:
(ii)    Cap. In no event shall either Seller’s or Purchaser’s aggregate obligation to indemnify the Purchaser Indemnitees, in the case of Seller, or the Seller Indemnitees, in the case of Purchaser, pursuant to this Article X exceed [****] (the “Cap Amount”). Notwithstanding the foregoing any claim made pursuant to Section 10.4(a) with respect Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8, 5.6, 6.1, 6.2, 6.3, 6.4, 6.9 (the “Fundamental Reps”) will not be subject to the Minimum Claim Amount, Basket Amount or the Cap Amount.
Section 1.9.    Except as specifically provided herein, time is of the essence of this First Amendment for all purposes.
Section 1.10.    Where the terms of this First Amendment conflict with the terms of the Agreement, the terms of this First Amendment shall control. Where this First Amendment is silent, the terms of the Agreement shall control.
Section 1.11.    This First Amendment may be executed by the parties hereto individually or in combination or in one or more counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument. Signatures given by facsimile or by PDF file shall be binding and effective to the same extent as original signatures.

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IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to be signed by an officer thereunto duly authorized, all as of the date first written above.
SELLER:

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation

By:    MANULIFE INVESTMENT MANAGEMENT TIMBERLAND AND AGRICULTURE INC, its Advisor

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JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation, for and to the extent of its Separate Account No. 112

By:    MANULIFE INVESTMENT MANAGEMENT TIMBERLAND AND AGRICULTURE INC, its Advisor

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IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to be signed by an officer thereunto duly authorized, all as of the date first written above.

PURCHASER

RAYONIER OPERATING COMPANY, LLC

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